Exhibit 99.1
Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211
News Release

Media Contact:	Lauren C. Steele VP — Corporate Affairs 704-557-4551

Investor Contact:	James E. Harris Senior VP — CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol:	COKE
February 27, 2008	Quoted:	The NASDAQ Stock Market (Global Select Market)
Coca-Cola Bottling Co. Consolidated Reports 2007 Results
CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $19.9 million, or basic net income per share of $2.18, in 2007 compared to $23.2 million, or basic net income per share of $2.55, in 2006. The Company lost $1.8 million, or basic net loss per share of $.19, in the fourth quarter of 2007 compared to net income of $8.6 million, or basic net income per share of $.94, in the fourth quarter of 2006.
The Company’s 2007 net income included $1.7 million after tax ($2.8 million on a pre-tax basis), or $.18 basic net income per share, of restructuring costs. These costs, which were announced in the first quarter of 2007, resulted from the streamlining of the Company’s management structure and reduction in workforce in order to improve operating efficiencies across the Company’s business. Net income in the fourth quarter of 2006 included the favorable impact of $4.9 million, or basic net income per share of $.54, related to reduced income tax expense resulting from the settlement of tax positions with certain states.
J. Frank Harrison, III, Chairman and CEO, said, “In 2007 we continued to face unprecedented challenges in raw material costs, energy costs and consumer refreshment choices. To meet these challenges we focused on improving our efficiency and effectiveness especially in our supply chain management operations. While 2007 was challenging, we continue to be very encouraged about the product innovation opportunities within the still beverage category. During 2007, we introduced smartwater, vitaminwater, FUZE, NOS® energy products, V8 juice products, Gold Peak tea, Country Breeze tea, Respect and Tum-E Yummies. Innovation of new brands and packages will continue to be critical to the overall revenue of the Company.”
William B. Elmore, President and COO, added, “We continue to focus our energy on resource efficiency and improving the execution of our business operations. We were pleased to hold our operating expenses flat during a period of significant portfolio innovation despite the significant increase in raw materials, primarily aluminum packaging, sweetener and concentrate. In addition, we continued to accomplish our debt reduction goals as we were able to reduce debt, net of cash, by approximately $38 million. We look forward to an exciting 2008 and the anticipated benefits from new product innovations across a number of product categories.”

Cautionary Information Regarding Forward-Looking Statements
Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding innovation of new brands and packages continuing to be critical to the overall revenue of the Company and the anticipated benefits from new product innovations across a number of product categories.
These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; our use of estimates and assumptions; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.
—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS
In Thousands (Except Per Share Data)

	Fiscal Year
	2007	2006
Net sales	$1,435,999	$1,431,005
Cost of sales	814,865	808,426

Gross margin	621,134	622,579
Selling, delivery and administrative expenses	538,806	537,365
Amortization of intangibles	445	550

Income from operations	81,883	84,664
Interest expense	47,641	50,286
Minority interest	2,003	3,218

Income before income taxes	32,239	31,160
Income taxes	12,383	7,917

Net income	$19,856	$23,243

Basic net income per share:
Common Stock	$2.18	$2.55

Weighted average number of Common Stock shares outstanding	6,644	6,643

Class B Common Stock	$2.18	$2.55

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460

Diluted net income per share:
Common Stock	$2.17	$2.55

Weighted average number of Common Stock shares outstanding — assuming dilution	9,141	9,120

Class B Common Stock	$2.17	$2.54

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,497	2,477

Coca-Cola Bottling Co. Consolidated
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
In Thousands (Except Per Share Data)

	Fourth Quarter
	2007	2006
Net sales	$340,640	$340,576
Cost of sales	195,499	189,101

Gross margin	145,141	151,475
Selling, delivery and administrative expenses	136,430	131,906
Amortization of intangibles	111	124

Income from operations	8,600	19,445
Interest expense	10,994	12,478
Minority interest	43	672

Income before income taxes	(2,437)	6,295
Income taxes (benefit)	(678)	(2,305)

Net income	$(1,759)	$8,600

Basic net income per share:
Common Stock	$(.19)	$.94

Weighted average number of Common Stock shares outstanding	6,644	6,643

Class B Common Stock	$(.19)	$.94

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460

Diluted net income per share:
Common Stock	$(.19)	$.94

Weighted average number of Common Stock shares outstanding — assuming dilution	9,144	9,123

Class B Common Stock	$(.19)	$.94

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,500	2,480